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                                                                   EXHIBIT 99.13

                                                Unitholders Contact:
                                                    PIMCO Advisors
                                                    Kelli Powell
                                                    800-387-4626
                                                    www.pimcoadvisors.com
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                                                PIMCO Advisors/PIMCO:
                                                    Mark Porterfield
                                                    949-720-6397

                                                Allianz Contact:
                                                    Richard Lips
                                                    011-49-89-3800-5043

                                                Media Contact:
                                                    Sitrick And Company
                                                    Mike Kolbenschlag
                                                    310-788-2850


                Allianz Completes Acquisition of PIMCO Advisors

     Munich and Newport Beach, California, May 5, 2000 -- Allianz AG (EURO: ALV) and PIMCO Advisors Holdings L.P. (NYSE: PA) today jointly announced the completion of the acquisition by Allianz of PIMCO Advisors Holdings and a majority stake in its operating subsidiary PIMCO Advisors.

     At the unitholder meeting held on April 28, PIMCO Advisors Holdings' unitholders approved the transaction. The total cost to Allianz of the transaction is US$ 3.3 billion, which equates to a price per unit of US$ 38.75. PIMCO Advisors will be fully consolidated in the Allianz Group in the second quarter of 2000.

     With the addition of PIMCO Advisors, the Allianz Group now manages assets of approximately US$ 650 billion. Allianz has acquired a strong new partner in the largest capital market in the world. Through Allianz, PIMCO Advisors has gained access to the growing European market. Both companies will also profit from each other's investment experience and know-how. "Now that we have closed the transaction, we will focus on developing new and innovative products for institutional and private clients," said Dr. Joachim Faber, board member of Allianz responsible for asset management. "This is a powerful combination and we look forward to accelerating our expansion in Europe and throughout the world," said William S. Thompson, Managing Director and Chief Executive Officer of PIMCO. "Global credit markets are set to explode and the combination with Allianz will position us to participate in this growth," he added.
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     With the addition of PIMCO Advisors, the Allianz Group actively manages more than 300 mutual funds for retail and institutional clients. PIMCO Advisors is one of the largest investment management companies in the United States with over US$ 260 billion of assets under management. Its investment advisor subsidiaries, led by Pacific Investment Management Company (PIMCO) and Oppenheimer Capital, are widely recognized for consistently posting attractive performance and providing high quality service to more than 1,600 institutional clients worldwide, including one-third of the largest 100 US corporations. PIMCO Advisors has more than 1,150 employees worldwide and manages a family of 55 stock and bond mutual funds available to both retail and institutional clients.

  Except for the historical information and discussions contained herein, statements contained in this news release constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO Advisors L.P.'s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. PIMCO Advisors Holdings L.P. cautions readers to carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO Advisors Holdings L.P. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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